Exhibit 10.3

FIRST AMENDMENT TO THIRD CONSOLIDATED, AMENDED AND RESTATED

REVOLVING CREDIT CONSTRUCTION LOAN AGREEMENT

THIS FIRST AMENDMENT TO THIRD CONSOLIDATED, AMENDED AND RESTATED REVOLVING CREDIT CONSTRUCTION LOAN AGREEMENT (hereinafter referred to as this “Amendment”), is made as of August 17, 2007, by and among WCI COMMUNITIES, INC., a Delaware corporation (“Borrower”), BAY COLONY-GATEWAY, INC., a Delaware corporation, RESORT AT SINGER ISLAND PROPERTIES, INC., a Florida corporation (collectively “Guarantors”), and WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, (“Wachovia”) as Agent for itself and the Lenders (as defined herein) and Lenders.

BACKGROUND

WHEREAS, Borrower is the borrower under that certain Third Consolidated, Amended and Restated Revolving Credit Construction Loan Agreement dated as of September 22, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) with Wachovia as the administrative agent (“Agent”) for itself and the other Lenders party thereto;

WHEREAS, Borrower is also borrower under (i) that certain Senior Term Loan Agreement dated as of December 23, 2005 by and among Borrower, KeyBank National Association, as Administrative Agent, and the Lenders defined therein (as amended, restated, or otherwise modified from time to time, the “Senior Term Loan Agreement”), and (ii) that certain Senior Unsecured Revolving Credit Agreement;

WHEREAS, all capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement;

WHEREAS, Guarantors have guaranteed Borrower’s obligations under the Loan Agreement;

WHEREAS, Borrower has notified Agent that at its shareholders’ meeting scheduled for August 30, 2007, a slate of directors will be proposed for election which, if elected, would constitute a Change of Control of Borrower as defined in the Loan Agreement;

WHEREAS, a Change of Control without the prior written consent of Agent constitutes an Event of Default under the Loan Agreement, and a Change of Control constitutes an Event of Default under the Senior Term Loan Agreement and the Senior Unsecured Revolving Credit Agreement;

WHEREAS, Borrower has requested that Agent and Lenders consent to the Change of Control with respect to Borrower;

WHEREAS, Borrower has requested certain other changes under the Loan Agreement;

WHEREAS, Lenders and Agent have consented to the Change of Control and have agreed to such amendments as set forth herein, subject to the terms and conditions set forth herein; and

NOW THEREFORE, in exchange for the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree, covenant, warrant and represent as follows:

1. Amendments to Section 1.1 of the Loan Agreement.

(a) Section 1.1 of the Loan Agreement, Definitions, is hereby modified and amended by deleting the definitions of “Applicable Rate”, “Change of Control”, “Commitment” and “Maturity Date”, in their entirety and by substituting the following therefor:

“Applicable Rate. At the time of determination thereof, a percentage per annum as shown below:

Eurodollar Rate	Base Rate	Unused Fee
3.00%	1.00%	0.35%

“Change of Control. An event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the equity securities of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis; or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) who were named in the Proposed Slate or (iv) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i), (ii) and (iii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of clause (ii), clause (iii) and clause (iv), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) for any reason a “change in control” or similar event shall occur as provided in the Senior Term Loan Agreement, the Senior Revolving Credit Agreement, or any agreement governing any Senior Notes or any Subordinated Indebtedness, as such terms are defined in the Senior Revolving Credit Agreement.”

“Commitment. With respect to each Lender, the obligation to make loans to Borrower under this Agreement up to the amount set forth on Schedule 1.1 as the amount of such Lender’s commitment to make loans to Borrower, as the same may be reduced from time to time in accordance with Section 2.6.”

“Maturity Date. December 31, 2008, or such earlier date as the Obligations are accelerated or the Commitments are terminated pursuant to the terms hereof.”

(b) Section 1.1 of the Loan Agreement, Definitions, is hereby modified and amended by deleting the definition of “Senior Unsecured Revolving Credit Agreement” in its entirety and by substituting the following therefor:

“Senior Revolving Credit Agreement. That certain Revolving Credit Agreement, dated as of June 13, 2006 by and among Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender, and L/C Issuer, and the other lender parties from time to time party thereto, together with Wachovia Bank, N.A., as syndication agent, and Banc of America Securities LLC, Wachovia Capital Markets, LLC and RBS Securities Corporation, as joint lead arrangers and joint book managers, as the same may be amended, restated, modified or otherwise supplemented from time to time.”

(c) Section 1.1 of the Loan Agreement, Definitions, is hereby modified and amended by adding the following new definitions of “First Amendment Date”, “Proposed Slate”, “Senior Revolving Credit Lenders”, “Senior Term Lenders”, “Senior Term Loan Agreement” and “WCI Towers” as follows in appropriate alphabetical order:

“First Amendment Date. August 17, 2007.”

“Proposed Slate. The following slate of directors presented by Borrower to its shareholders for election on or before September 15, 2007: (i) three (3) members from Borrower’s existing board, (ii) three (3) members designated by Carl Icahn and certain of his affiliates (the “Icahn Group”), and (iii) three (3) members comprised of any independent director(s) mutually agreed upon by the Borrower’s existing Board and the Ichan Group or any member designated by the other large existing shareholders (other than the Icahn Group), , and (x) in the case of the foregoing clause (i), in the event any one or more of the three (3) members from Borrower’s existing board ceases to be a director, any replacement director(s) approved by a majority of the remaining members from Borrower’s existing board (and any replacement director(s) pursuant to this clause (x)); (y) in the case of the foregoing clause (ii), in the event any one or more of the three (3) members designated by the Icahn Group ceases to be a director, any replacement director(s) approved by a majority of the remaining members designated by the Icahn Group (and any replacement director(s) pursuant to this clause (y)); and (z) in the case of the foregoing clause (iii), in the event any one or more of the three (3) members designated by the other large existing shareholders (other than the Icahn Group) or mutually agreed upon by the Borrower’s existing Board and the Ichan Group ceases to be a director, any replacement director(s) approved by a majority of the members designated by the Icahn Group (or any replacements thereof) and a majority of the members (or any replacements thereof) from Borrower’s existing board.”

“Senior Revolving Credit Lenders means one or more of the lenders or other financial institutions party to the Senior Revolving Credit Agreement.”

“Senior Term Lenders means one or more of the lenders or other financial institutions party to the Senior Term Loan Agreement.”

“Senior Term Loan Agreement. The Senior Term Loan Agreement dated as of December 23, 2005, by and among Borrower, KeyBank National Association, as Administrative Agent, and the Lenders defined therein, as the same may be amended, restated, modified or otherwise supplemented from time to time.”

“WCI Towers. WCI Towers Northeast USA, Inc., a Delaware corporation.”

2. Amendment to Section 2.2 of the Loan Agreement. Section 2.2 of the Loan Agreement, Loan Amount Project Allocations, is hereby modified and amended by adding a new Section 2.2.4 as follows:

“2.2.4 The Net Sales Proceeds (Actual) received by Agent with respect to a Project pursuant to Section 6.3.2 which exceeds the original Loan Amount Project Allocations as set forth on Exhibit A attached hereto paid by Borrower for a particular Project shall be applied on a pro-rata basis to reduce the Loan Amount Project Allocations for the remaining Projects.”

3. Amendment to Section 2.4 of the Loan Agreement. Section 2.4 of the Loan Agreement, Increase in Loan Amount, is hereby modified and amended by deleting the introductory paragraph to Section 2.4 in its entirety and by substituting the following therefor:

“2.4 Increase in Loan Amount. At any time prior to the First Amendment Date, Agent may in its discretion (which discretion shall not be arbitrarily or unreasonably exercised so long as the conditions set forth below are satisfied), from time to time at the request of Borrower, increase the Loan Amount by (i) admitting additional Lenders hereunder (each a “Subsequent Lender”), or (ii) increasing the Commitment of any Lender (each an “Increasing Lender”), subject to the following conditions:”

and by adding the following sentence to the end of Section 2.4 thereof as follows:

“Notwithstanding anything to the contrary contained in this Section 2.4, from and after the First Amendment Date, Borrower shall be prohibited from requesting an increase in the Loan Amount.”

4. Amendment to Section 2.5 of the Loan Agreement. Section 2.5 of the Loan Agreement, Adding Condominium Projects, is hereby modified and amended by deleting the introductory paragraph to Section 2.5 in its entirety and by substituting the following therefor:

“2.5 Adding Condominium Projects. Borrower may request, at any time prior to the First Amendment Date, the addition of other condominium projects to this Loan (a “Proposed Project”) on the following terms and conditions:”

and by adding the following sentence to the end of Section 2.5 thereof as follows:

“Notwithstanding anything to the contrary contained in this Section 2.5, from and after the First Amendment Date, Borrower shall be prohibited from requesting the addition of other condominium projects to this Loan.”

5. Amendment to Section 2.6 of the Loan Agreement. Section 2.6 of the Loan Agreement, Reduction of Loan Amount, is hereby modified and amended by deleting Section 2.6 in its entirety and by substituting the following therefor:

“2.6 Reduction of Loan Amount.

2.6.1 Loan Amount Reductions. At such time that the Completion Date for each Project is reached and the Loan Amount Project Allocations for such Project have been repaid pursuant to Section 6.3.2 herein, each Lender’s Commitment shall be reduced on a pro rata basis by the amount of the net Project Costs (excluding all costs for Land) less Escrow Deposits for closed Units for such completed Project, provided, however, at no time shall the Loan Amount be reduced to an amount that is insufficient to Advance funds pursuant to the Project Budgets for the remaining Projects. Any reductions in the Loan Amount pursuant to this Section cannot be reborrowed.

2.6.2 Optional Reduction in Loan Amount. Provided that no Event of Default exists or would exist as a result of such action, Borrower may elect, at its option and without the consent of Agent or the Lenders, upon three (3) Business Days prior written notice to the Agent to reduce or terminate by $5,000,000.00 or an integral multiple of $500,000.00 in excess thereof, the unused portion of the Loan Amount, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Loan Percentages. Upon the effective date of any such reduction or termination, Borrower shall pay to Agent for the account of the Lenders the full amount of any accrued but unpaid Unused Fee.”

6. Amendments to Section 4.6 of the Loan Agreement.

(a) Section 4.6 of the Loan Agreement, Extension of Maturity Date, is hereby modified and amended by deleting the introductory paragraph to Section 4.6 in its entirety and by substituting the following therefor:

“4.6 Extension of Maturity Date. Prior to the First Amendment Date, the Maturity Date may be extended for successive periods of one (1) year each so as to provide for a continuous four (4) year term, provided the following conditions are met by Borrower:”

and by adding the following sentence to the end of Section 4.6 thereof as follows:

“Notwithstanding anything to the contrary contained in this Section 4.6, from and after the First Amendment Date, Borrower shall be prohibited from requesting an extension of the Maturity Date.”

(b) Section 4.6.1 of the Loan Agreement, Requests for Extension, is hereby modified and amended by deleting Section 4.6.1 in its entirety and by substituting the following therefor:

“4.6.1 Requests for Extension. Borrower may, by notice to Agent (who shall promptly notify the Lenders) request at any time prior to the First Amendment Date, but not more than once during any Fiscal Year (the date of such request, the “Extension Request Date”), that each Lender extend such Lender’s Maturity Date (the “Existing Maturity Date”) for an additional one (1) year period from the Existing Maturity Date (the “Requested Maturity Date”).”

7. Amendment to Section 6.3 of the Loan Agreement. Section 6.3 of the Loan Agreement, Payment of Proceeds; Release of Collateral, is hereby modified and amended by deleting the introductory paragraph to Section 6.3.2 in its entirety and by substituting the following therefor:

“6.3.2 With respect to any Project, at such time as the Net Sales Proceeds (Actual) received by Agent with respect to such Project exceeds one hundred twenty percent (120%) of the original Loan Amount Project Allocation (prior to any reductions pursuant to Section 2.2.4) with respect to such Project and Agent is satisfied that:”

8. Amendment to Section 9.24.1 of the Loan Agreement. Section 9.24.1 of the Loan Agreement, Net Sales Proceeds (Projected), is hereby modified and amended by deleting Section 9.24.1 in its entirety and by substituting the following therefor:

“9.24.1 Net Sales Proceeds (Projected). Borrower will not permit the aggregate Net Sales Proceeds (Projected) of Sales Contracts from the Projects as of the end of any Fiscal Year to be less than ninety percent (90%) of the aggregate Loan Amount Project Allocations; provided, that Borrower may cure any noncompliance with this covenant in the same manner provided in Section 6.3.3 above. Compliance with this covenant shall be tested annually on or about the date the annual financial statements of Borrower and its Subsidiaries are delivered pursuant to Section 9.6.1, and in connection with the addition of a Proposed Project pursuant to Section 2.5.2(c). For purposes of testing this covenant as of the end of the 2007 Fiscal Year, Loan Amount Project Allocations shall constitute the reduced amount of Loan Amount Project Allocations as reduced pursuant to Section 2.2.4 of this Agreement.”

9. Amendment to Section 13.1 of the Loan Agreement. Section 13.1 of the Loan Agreement, Events of Default, is hereby modified and amended by deleting the punctuation after Section 13.1.22 and inserting an “; or” at the end thereof and by adding a new Section 13.1.23 as follows:

“13.1.23 an event of default shall have been declared (i) by any Senior Revolving Credit Lender and be continuing under the Senior Revolving Credit Agreement beyond any applicable cure period or (ii) by any Senior Term Lender and be continuing under the Senior Term Loan Agreement beyond any applicable cure period.”

10. Exhibit A - Loan Amount Project Allocations. The original Loan Amount Project Allocations allocated for each of the Projects as previously approved by the Lenders with respect to each Project and as reflected on the cover page to the Project Schedules for such Projects are attached hereto as Exhibit A.

11. Proposed New Board. Borrower has notified Agent that it intends to change the composition of its Board of Directors on or before September 15, 2007. It is proposed that these changes (collectively, the “Proposed Board Changes”) will result in (a) a decrease in the size of the Board of Directors from ten directors to nine directors, and (b) the existing directors nominating (i) three (3) members from Borrower’s existing board, (ii) three (3) members designated by Carl Icahn and certain of his affiliates (the “Icahn Group”), and (iii) three (3) members comprised of any independent director(s) mutually agreed upon by the Borrower’s existing Board and the Ichan Group or any member designated by the other large existing shareholders (other than the Icahn Group).

12. Consent. Upon the complete execution of this Amendment by the Required Lenders, Borrower and each Guarantor and the execution of a similar agreement by the requisite Senior Term Lenders and the requisite Senior Revolving Credit Lenders consenting to the Change of Control, Agent and Lenders agree to consent to the Change of Control in Borrower arising as a result of the Proposed Board Changes under clause (b) of the definition of “Change of Control”, provided such changes and election occurs in the order and manner set forth in Paragraph 11.

13. No other Amendments, Consents or Waivers. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided above, operate as an amendment, consent or waiver of any right, power or remedy of Agent or Lenders under the Loan Agreement or any of the other Loan Documents, nor constitute an amendment, consent or waiver of any provision of the Loan Agreement or any of the other Loan Documents. Except for the amendments and consent expressly set forth above, the text of the Loan Agreement and all other Loan Documents shall remain unchanged and in full force and effect and Borrower hereby ratifies and confirms its obligations thereunder. This Amendment does not constitute a waiver of or consent to any other Event of Default occurring under the Loan Agreement, including any cross default provisions, or of any Change in Control other than the Proposed Board Changes as set forth herein. This Amendment shall not constitute a modification of the Loan Agreement or a course of dealing with Agent or Lenders at variance with the Loan Agreement such as to require further notice by Agent or Lenders to require strict compliance with the terms of the Loan Agreement and the other Loan Documents in the future. The execution of this Amendment is without prejudice to Lenders exercising any and all rights and remedies available to them under the Loan Agreement and applicable law upon any Event of Default, including any cross default provisions, or any Change in Control other than that set forth herein.

14. Conditions of Effectiveness. This Amendment shall become effective as of the date hereof when and only when, Agent, on behalf of Lenders, shall have received, in form and substance satisfactory to it, the following:

(a) counterparts of this Amendment duly executed by Borrower, each Guarantor and the Required Lenders;

(b) a true and correct copy of the Resolutions of Borrower that authorize the execution, delivery, and performance of this Amendment and the other documents executed in connection herewith;

(c) evidence reasonably satisfactory to Agent that, simultaneously with the effectiveness of this Amendment, the provisions of the Senior Term Loan Agreement and the Senior Revolving Credit Agreement have been amended or waived to the extent necessary to correspond to the amendments, consents and waivers with respect to the Change of Control set forth in this Amendment;

(d) for the benefit of each Required Lender executing and delivering this Amendment to counsel to Agent by twelve noon (Eastern time) on Friday, August 17, 2007, an amendment fee equal to 35 bps of such Lender’s Commitment in immediately available funds, such fee shall be fully earned when due and non-refundable when paid; and

(e) payment of all reasonable and documented fees and expenses, payable to Agent, in connection with the execution and delivery of this Agreement, including, without limitation, reasonable and documented fees and expenses of Agent’s counsel.

15. Condition Subsequent. Borrower and WCI Towers covenant to provide the duly executed Guaranty of WCI Towers to Agent within twenty (20) days of execution of this Amendment, the failure to do so constituting an Event of Default.

16. Representations. Each of Borrower and each Guarantor acknowledges, agrees, represents, and warrants to Agent and Lenders as to itself as follows:

(a) It is a corporation organized, validly existing and in good standing under the laws of the State of its incorporation;

(b) The execution, delivery and performance by it of this Amendment are within its legal powers, have been duly authorized by all necessary corporate action and do not contravene (i) its organizational documents, or (ii) in any material respect applicable law or any material contractual restriction binding on or affecting such Person;

(c) Except for approvals which have been obtained, no material authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body, is required for the due execution, delivery and performance by such Person of this Amendment;

(d) After giving full effect to this Amendment, the Loan Agreement is in full force and effect and enforceable against such Person according to its respective terms and provisions, except as enforceability is limited by any Debtor Relief Laws or general equitable principles, and Borrower ratifies and affirms the same;

(e) All representations and warranties made by such Person in the Loan Documents are true and correct in all material respects on and as of the date of this Amendment, except to the extent that (i) any of them speak to a different specific date (in which case such representations and warranties are true and correct in all material respects as of such specific date), or (ii) the facts on which any of them were based have been changed by transactions contemplated or permitted by the Loan Agreement;

(f) Both before and after giving effect to this Amendment, no Default or Event of Default exists;

(g) The Change of Control occasioned by the election of the Proposed Slate does not constitute an event of default under any agreement evidencing or governing any indebtedness of the Borrower and its consolidated subsidiaries or trigger an obligation to repurchase any such indebtedness, or if so, the other party to such agreement has executed a waiver of any such event of default or Borrower has made adequate provisions for the payment of any repurchase obligations; and;

(h) That there has been no and are not anticipated to be any Changes in Control of the Guarantors as defined in the Loan Agreement.

17. Reference to and Effect on the Loan Documents. Upon the effectiveness of this Amendment, on and after the date hereof each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Loan Documents to the “Loan Agreement,” “thereunder,” “thereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended or otherwise modified hereby.

18. Estoppel and Release. As a material inducement to Agent and Lenders to enter into this Amendment, and by its execution hereof, each of Borrower and each Guarantor reaffirms, as the date hereof, all of the representations, warranties and indemnities made by it contained in the Loan Documents, as amended hereby, and further, each of Borrower and each Guarantor hereby represents and warrants to Agent and Lenders and covenants and agrees that it does not have any claims, offsets, counterclaims or defenses against Agent or any Lender or with respect to any indebtedness evidenced or secured by any of the Loan Documents. Borrower and each Guarantor hereby unconditionally releases Agent and each Lender from any and all liabilities, claims and causes of action in connection with the Loan Documents and any other matter related or connected with the Loan that is known to Borrower and which has or may have accrued in favor of Borrower prior to the date hereof.

19. Expenses. Borrower agrees to pay all reasonable costs, fees and expenses (including attorneys fees) incurred by the Lenders in connection with the preparation and negotiation of this Amendment and all ancillary documents contemplated hereby, and payment of the foregoing costs, fees and expenses shall be secured by the Loan Documents.

20. Loan Document. This Amendment is a “Loan Document” as defined in the Loan Agreement and is entitled to all the benefits of the Loan Agreement. In the event of any conflict between the terms of this Amendment and the Loan Agreement, the terms of the Loan Agreement shall prevail.

21. No Discharge of Guarantors. By signing this Amendment, each Guarantor made a party hereto expressly consents to the terms and provisions of this Amendment and each Guarantor (a) acknowledges and agrees that this Amendment shall not alter, impact, or effect a discharge in any fashion any of its obligations under its Guaranty agreements executed in connection with the Loan Agreement, and (b) acknowledges and agrees that its Guaranty is in full force and effect and each ratifies and affirms the same.

22. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof.

23. Miscellaneous. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof and any transactions contemplated hereby. Neither this Amendment nor any of the Loan Documents may be changed, waived, discharged or terminated expect as provided in Article 29 of the Loan Agreement. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or e-mail transmission shall be as effective as delivery of a manually executed counterpart hereof. Time is of the essence with respect to this Amendment.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed under seal as of the date first above written.

BORROWER:

WCI COMMUNITIES, INC., a Delaware corporation

By:
Ernest J. Scheidemann
Vice President and Treasurer

Address:	24301 Walden Center Drive
Bonita Springs, Florida 34134

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First Amendment to Tower Loan Agreement (WCI)

GUARANTORS:

BAY COLONY-GATEWAY, INC., a
Delaware corporation

By:
Ernest J. Scheidemann,
Vice President and Treasurer

RESORT AT SINGER ISLAND PROPERTIES, INC., a Florida corporation

By:
Ernest J. Scheidemann,
Vice President and Treasurer

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First Amendment to Tower Loan Agreement (WCI)

WACHOVIA:

WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Agent and as a Lender

By:
Name:	Dave Becker
Title:	Senior Vice President

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First Amendment to Tower Loan Agreement (WCI)